Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-122097


                           PROSPECTUS SUPPLEMENT NO. 9

               PROSPECTUS SUPPLEMENT NO. 9 DATED JANUARY 20, 2006
      TO PROSPECTUS DECLARED EFFECTIVE ON MAY 13, 2005, AS SUPPLEMENTED BY
                PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 27, 2005,
               PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 11, 2005,
               PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 17, 2005,
              PROSPECTUS SUPPLEMENT NO. 4 DATED SEPTEMBER 22, 2005,
               PROSPECTUS SUPPLEMENT NO. 5 DATED OCTOBER 22, 2005,
               PROSPECTUS SUPPLEMENT NO. 6 DATED NOVEMBER 3, 2005,
             PROSPECTUS SUPPLEMENT NO. 7 DATED NOVEMBER 14, 2005 AND
               PROSPECTUS SUPPLEMENT NO. 8 DATED DECEMBER 22, 2005
                          (REGISTRATION NO. 333-122097)

                                HEMOBIOTECH, INC.

This Prospectus Supplement No. 9 supplements our Prospectus dated May 13, 2005, as supplemented by Prospectus Supplement No. 1 dated June 27, 2005, Prospectus Supplement No. 2 dated August 11, 2005, Prospectus Supplement No. 3 dated August 17, 2005, Prospectus Supplement No. 4 dated September 22, 2005, Prospectus Supplement No. 5 dated October 22, 2005, Prospectus Supplement No. 6 dated November 3, 2005, Prospectus Supplement No. 7 dated November 14, 2005 and Prospectus Supplement No. 8 dated December 22, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 9 together with the Prospectus and Prospectus Supplements Nos. 1, 2, 3, 4, 5, 6, 7 and 8 thereto.

     This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

     o The attached Current Report on Form 8-K of Hemobiotech, Inc. dated January 20, 2006.

     Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "HMBT".

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 20, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

   Date of report (Date of earliest event reported):  JANUARY 16, 2006
                                                    ----------------------------

                                HEMOBIOTECH, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

                000-51334                             33-0995817
--------------------------------------------------------------------------------
        (Commission File Number)           (IRS Employer Identification No.)

       14221 DALLAS PARKWAY, SUITE 1500
              DALLAS, TEXAS                                       75254
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                       (Zip Code)

                                 (214) 540-8411
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      On January 16, 2006, Hemobiotech, Inc., a Delaware corporation (the "COMPANY") and Texas Tech University Health Sciences Center ("TEXAS TECH") entered into a Stage 3 Sponsored Research Agreement, effective as of January 1, 2006 (the "STAGE 3 AGREEMENT"), pursuant to which the Company paid Texas Tech $286,999 to fund an initial down payment of stage 3 of the Company's Sponsored Research Agreement, dated July 18, 2002, with Texas Tech (the "SPONSORED RESEARCH AGREEMENT").

      Under the terms of the Sponsored Research Agreement, Texas Tech agreed to assist the Company in continuing to develop HemoTech as a potential viable human blood substitute. HemoTech is a novel blood substitute that is based on hemoglobin (which is the key protein in red blood cells that carries oxygen) of both bovine (cow) and human origin. The Company licensed the exclusive worldwide rights to HemoTech from Texas Tech under a separate license agreement.

      Under the Sponsored Research Agreement, the Company has:

      o  access to the  research  services  of Dr.  Jan  Simoni,  the  Company's
         Principal Investigator of Research and Development and the Blood Substitute Group Leader and an Associate Professor of Research in the Department of Surgery at Texas Tech, and his team at such times and levels of commitment as the Company determines from time to time;

      o access to Texas Tech's staff and equipment necessary to produce, test and certify HemoTech;

      o access to Texas Tech University laboratory facilities and a blood substitute production facility that Texas Tech has built on its campus specifically for the production of HemoTech; and

      o the right to assist in recruiting personnel, including student interns, and obtaining state and federal grants for the Company's research, development and manufacturing programs.

      The initial term of the Sponsored Research Agreement expires on August 31, 2006, although this period may be extended by mutual agreement of the parties for up to an additional two years. Under the terms of the Sponsored Research Agreement, Texas Tech agreed to allow Dr. Simoni to continue working on researching, developing, producing and testing HemoTech on the Company's behalf. Although Dr. Simoni is employed directly by Texas Tech, the Company agreed to reimburse Texas Tech for this expense. Under the Sponsored Research Agreement, the Company is also required to reimburse Texas Tech for any operational costs and overhead costs associated with researching, developing, producing and commercializing HemoTech and any other technologies that may be developed by Texas Tech during the term of the Sponsored

Research Agreement. With respect to any such technologies that are developed by Texas Tech, the Company has the right to request that Texas Tech file a patent application therefor. All rights and title to such technology will belong to Texas Tech if all inventors of such technology are Texas Tech employees, but all rights and title to such technology will be jointly owned by the Company and Texas Tech if the inventors of such technology are from both organizations.

      On December 13, 2004, we paid Texas Tech $230,503 in order to fund stage 2 of the Sponsored Research Agreement, under which Texas Tech agreed to assist the Company in connection with:

      o preparing the Company's U.S. IND application based on the European IND application previously submitted by Texas Tech;

      o upgrading the HemoTech production facility to prepare for the Company's Phase I U.S. clinical trials, which the Company expects to commence by the end of the second quarter of 2006;

      o  preparing new HemoTech patents; and

      o  establishing an animal blood donor facility.

      Stage 2 of the Sponsored Research Agreement terminated in December 2005.

      Under the terms of the Stage 3 Agreement, Texas Tech agreed to continue assisting the Company in connection with:

      o  the Company's U.S. IND process;

      o  manufacturing clinical-grade HemoTech;

      o maintaining the animal blood donor facility in cooperation with the Department of Animal Sciences at Texas Tech; and

      o  performing additional research and development of HemoTech.

      The $286,999 that the Company paid Texas Tech as an initial down payment for stage 3 of the Sponsored Research Agreement includes a portion of Texas Tech's anticipated overhead expenses during stage 3 of the Sponsored Research Agreement, which will terminate on December 31, 2006 unless previously terminated in accordance with the terms of the Sponsored Research Agreement.

      A copy of the Stage 3 Agreement is included as Exhibit 10.16 to this Current Report on Form 8-K and is incorporated by reference in its entirety into this Item 1.01.

      On January 18, 2006, the Company issued a press release announcing its execution of the Stage 3 Agreement. A copy of such press release is included as Exhibit

99.1 to this Current Report on Form 8-K and is incorporated by reference in its entirety into this Item 1.01.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits.
      ---------

Exhibit No.    Description
-----------    -----------

10.16* Stage 3 Sponsored Research Agreement, effective as of January 1, 2006, by and between Hemobiotech, Inc. and Texas Tech University Health Sciences Center.

99.1           Press Release of Hemobiotech, Inc., dated January 18, 2006.

-------------------------
* Portions of this Exhibit have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2006                   HEMOBIOTECH, INC.


                                          By: /s/ Mark Rosenblum
                                             --------------------------
                                          Mark Rosenblum
                                          Chief Financial Officer and
                                          Secretary

                                  EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

10.16* Stage 3 Sponsored Research Agreement, effective as of January 1, 2006, by and between Hemobiotech, Inc. and Texas Tech University Health Sciences Center.

99.1           Press Release of Hemobiotech, Inc., dated January 18, 2006.

-------------------------
* Portions of this Exhibit have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.